SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FEDERAL TRUST CORPORATION

(Name of Registrant as Specified in its Charter)

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FEDERAL TRUST CORPORATION

May 13, 2008

To Our Shareholders:

On behalf of the Board of Directors and management of Federal Trust Corporation, you are invited to attend our 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Orlando Marriott Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, on June 16, 2008, at 10:00 a.m.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. At the Annual Meeting, we will report on matters of current interest to our shareholders, including our objectives for 2008. Directors and officers of Federal Trust Corporation, as well as a representative from the accounting firm Hacker, Johnson & Smith PA, will be present to respond to any questions you may have.

YOUR VOTE IS IMPORTANT. As described in the attached Proxy Statement, we are seeking stockholder approval to increase the number of shares of common stock authorized for issuance under our Restated Articles of Incorporation and to sell shares of common stock and issue warrants in a non-public offering in an amount in excess of 20% of our current outstanding shares of common stock. If shareholders do not approve these proposals, it is unlikely that we will be able to raise sufficient capital as required by a Cease and Desist Order that we have entered into with the Office of Thrift Supervision, and could be forced to sell our company in a merger.

Even if you plan to attend the Annual Meeting, please sign, date and return immediately the enclosed Proxy Card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you find you are unable to attend the Annual Meeting.

On behalf of the Board of Directors and all of our employees, we look forward to seeing and meeting with you at the upcoming Annual Meeting.

Sincerely,

/s/ Dennis T. Ward
Dennis T. Ward
President and Chief Executive Officer

FEDERAL TRUST CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2008

The 2008 Annual Meeting of Shareholders of Federal Trust Corporation will be held at the Orlando Marriott Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, on June 16, 2008, at 10:00 a.m. At the Annual Meeting, the following items will be presented and voted upon:

1.	The election of two Class III directors to our Board of Directors, each to serve for a three-year term;

2.	The approval of an amendment to our Restated Articles of Incorporation to increase the number of shares of authorized capital stock to 65,000,000 shares of common stock;

3.	The approval of an issuance of shares and warrants in a non-public offering in an amount in excess of 20% of our current outstanding shares of common stock;

4.	The ratification of the appointment of Hacker, Johnson & Smith PA as our independent registered public accounting firm for 2008; and

5.	The adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve the foregoing proposals.

All shareholders of record as of the close of business on May 6, 2008, are entitled to vote at our Annual Meeting. A copy of our 2007 Annual Report is also enclosed.

It is very important that your shares be represented and voted at our Annual Meeting. Please complete, sign, date, and return the enclosed Proxy Card in the envelope provided, whether or not you presently plan to attend our Annual Meeting.

By Order of the Board of Directors,

/s/ Dennis T. Ward
Dennis T. Ward
President and Chief Executive Officer

Sanford, Florida

May 13, 2008

FEDERAL TRUST CORPORATION

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

Date, Time and Place

•	Monday, June 16, 2008

•	10:00 a.m.

•	The Orlando Marriott Lake Mary

1501 International Parkway

Lake Mary, Florida 32746

INTRODUCTION

This Proxy Statement contains information relating to the 2008 Annual Meeting of Shareholders of Federal Trust Corporation. Through this mailing, your Board of Directors is soliciting proxies for our upcoming Annual Meeting. Our 2007 Annual Report is also enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to shareholders on or about May 19, 2008. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” or “our” mean Federal Trust Corporation and its subsidiary companies, including Federal Trust Bank and Federal Trust Mortgage Company.

VOTING PROCEDURES

It is important that your shares are represented and voted, whether it is through proxy or your presence at the Annual Meeting. Whether or not you plan on voting in person at the Annual Meeting we encourage you to fill out the enclosed proxy card or voting instruction form and return it, signed and dated, in the enclosed postage-paid envelope. This will ensure that your shares are voted even if you presently plan on attending but are unable to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted by the proxy holders in accordance with the recommendations of the Board of Directors as provided in this Proxy Statement, unless you give contrary directions on the proxy card.

What is the recommendation of our Board?

The Board recommends that you vote:

•	FOR the election of the two Class III director nominees;

•	FOR the amendment to our Restated Articles of Incorporation to increase the number of shares of authorized capital stock to 65,000,000 shares of common stock;

•	FOR the approval of an issuance of shares and warrants in a non-public offering in an amount in excess of 20% of our current outstanding shares of common stock;

•	FOR the ratification of the appointment of Hacker, Johnson & Smith PA, as our independent registered public accounting firm for 2008; and

•	FOR the adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the above proposals.

Director A. George Igler has informed Federal Trust Corporation that he intends to oppose Proposal II, which is the amendment to our Restated Articles of Incorporation to increase the number of shares of authorized capital stock to 65,000,000 shares of common stock, and Proposal III, which is the issuance of shares and warrants in a non-public offering in an amount in excess of 20% of our current outstanding shares of common stock.

Who is entitled to vote at our meeting and what constitutes a quorum?

Only record holders of our shares of common stock at the close of business on May 6, 2008, the shareholder record date, will be entitled to vote at the Annual Meeting. Record shareholders representing a majority of our outstanding common stock, present in person or represented by proxy, constitutes a quorum. Abstentions, withheld votes and broker non-votes will be counted as being present for purposes of determining the existence of a quorum. Our Restated Articles of Incorporation do not provide for cumulative voting. Shareholders are entitled to one vote for each share owned.

What are the voting rights of our shareholders?

In accordance with Florida law and our Bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast. The amendment to our Restated Articles of Incorporation will be determined by the affirmative vote of the holders of a majority of our outstanding shares of common stock. Any other matter on which shareholders vote at the Annual Meeting, including the issuance of shares and warrants in a non-public offering, will be determined by the affirmative vote of a majority of the votes cast, without regard to votes that are marked “Abstain” or broker non-votes. The number of shares of our common stock outstanding as of the record date was 9,436,305, held by approximately 357 shareholders in their own name. Each share of common stock entitles its owner to one vote upon each matter that comes before the Annual Meeting. A shareholder may abstain or withhold a vote with respect to any item submitted for shareholder approval.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a proxy card to be used for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed postage pre-paid, pre-addressed envelope.

How do I vote if my Federal Trust Corporation shares are held in “street name”?

If you own shares in “street name,” meaning that your shares are held in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct your broker, custodian bank or other nominee as to how your shares are to be voted. You should vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

If your shares are held by a brokerage firm, under certain circumstances, the brokerage firm may vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Such broker non-votes are not considered votes cast for or against approval of a proposal.

Who can attend our Annual Meeting?

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own common stock through a brokerage account, you may also attend the Annual Meeting, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting, so we will be able to determine in advance if a quorum is present. You may change or revoke your proxy at the Annual Meeting in the manner described below even if you have already voted by proxy card.

Can I change my vote after I return my proxy card?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting your brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting.

How can I be admitted to the Annual Meeting?

The proxy card you received allows you to indicate whether you plan to attend our Annual Meeting. When you arrive at the Annual Meeting, you will be asked to register at the meeting registration desk. If you hold your shares in an account at a bank or brokerage firm, your name will not appear on our shareholder list. In such instance, please bring an account statement or a letter from your broker showing you are a Federal Trust Corporation shareholder as of May 6, 2008, the record date, and present this documentation at the meeting registration desk in order to be permitted to attend our Annual Meeting. Everyone who attends our Annual Meeting must abide by the rules of conduct of the meeting.

Who will pay the costs of soliciting proxies on behalf of our Board of Directors?

We will bear the cost of soliciting proxies on our behalf and the Board of Directors for the Annual Meeting. Proxies may be solicited by directors, officers or our other employees, in person or by telephone, e-mail or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses. Due to the number of our shares that are held in street name, we have agreed to pay Regan & Associates, Inc. $6,000 (which includes reasonable out-of-pocket expenses) to assist in the solicitation and tabulation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information concerning the persons and entities known to us to be beneficial owners of 5% or more of our outstanding shares common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
Estate of Einar Paul Robsham Post Office Box 5183 Cochituate, MA 01778	488,400	(2)	5.2%

Benjamin Partners 589 Broadway New York, NY 10012	507,960	(3)	5.4%

(1)	Based upon 9,436,305 shares outstanding as of the record date.
(2)	As reported in the Schedule 13D filed with the Securities and Exchange Commission on June 19, 2000.
(3)	As reported in the Schedule 13D filed with the Securities and Exchange Commission on February 15, 2007. Includes other affiliated parties, in addition to Benjamin Partners.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors is presently composed of seven members. Our Restated Articles of Incorporation provide that directors are divided into three classes, which serve for staggered three-year terms. This year, two Class III directors have been nominated by our Board of Directors.

To the best of our knowledge, other than as disclosed herein, the existing directors and the director nominees, Samuel C. Certo, PhD. and Dennis T. Ward, are not subject to any arrangements or understandings with any other person pursuant to which they were selected as a director or nominee. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Annual Meeting for the election of the nominees identified below. Each nominee has indicated his willingness to stand for election and to serve, if elected. If a nominee is unable to serve, proxies will be voted for the election of such substitute as the Board of Directors may choose to nominate.

The table below sets forth certain information as of May 6, 2008, regarding our Board of Directors, Executive Officers and Directors of Federal Trust Bank who are not directors of Federal Trust Corporation including the terms of office of Board members.

Name (1)	Age	Current Term to Expire	Shares of Common Stock Beneficially Owned (2)		Percent of Class
NOMINEES
Samuel C. Certo, PhD.	61	2008	97,657	(3)	1.0%
Dennis T. Ward	56	2008	3,100		*

DIRECTORS OF FEDERAL TRUST CORPORATION CONTINUING IN OFFICE

Kenneth W. Hill	75	2009	93,314	(4)	*
Eric J. Reinhold	43	2009	6,700	(5)	*
Robert G. Cox	67	2010	22,759	(6)	*
A. George Igler	56	2010	55,672	(7)	*
Charles R. Webb	66	2010	18,000	(8)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Jennifer B. Brodnax	50	N/A	102,359	(9)	1.1
Mark E. McRae	39	N/A	—		*
Lindsay B. Sandham	49	N/A	—		*
Gregory E. Smith	54	N/A	70,441	(10)	*

DIRECTORS OF FEDERAL TRUST BANK WHO ARE NOT DIRECTORS OF FEDERAL TRUST CORPORATION

W. Daniel Allen	47	2008	100		*
A. Stewart Hall, Jr.	65	2008	8,160		*
All Directors and Executive Officers as a Group (13 persons)			849,083	(11)	8.3%

*	Less than 1%.
(1)	The mailing address for each person listed is 312 West First Street, Suite 110, Sanford, Florida 32771.
(2)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(3)	Includes 94,844 shares of common stock and 2,813 restricted stock units that have vested, or vest within 60 days of the record date.
(4)	Includes 55,080 shares of common stock and 38,234 options to purchase common stock that have vested, or vest within 60 days of the record date.
(5)	Includes 6,000 shares of common stock and 700 options to purchase common stock that have vested, or vest within 60 days of the record date.
(6)	Includes 15,860 shares of common stock, 5,000 options to purchase common stock that have vested, or vest within 60 days of the record date and 1,899 restricted stock units that have vested, or vest within 60 days of the record date.
(7)	Includes 33,052 shares of common stock (including 6,607 shares held as trustee under the Igler & Dougherty, P.A. Profit Sharing Plans, with respect to which Mr. Igler shares voting and investment power) and 22,620 options to purchase common stock that have vested, or vest within 60 days of the record date.

(footnotes continued on following page)

(8)	Includes 13,000 shares of common stock and 5,000 options to purchase common stock that have vested, or vest within 60 days of the record date.
(9)	Includes 29,220 shares owned directly, 1,816 shares in Federal Trust Corporation’s Stock Bonus Plan, over which Ms. Brodnax has sole voting and investment power, 24,231 shares in Federal Trust Corporation’s 401(k) Plan, 16,493 shares held in the Federal Trust Corporation employee stock ownership plan and 30,599 options to purchase common stock that have vested, or vest within 60 days of the record date.
(10)	Includes 19,492 shares owned directly, 11,949 shares in Federal Trust Corporation’s 401(k) Plan, 4,320 shares held in the Federal Trust Corporation employee stock ownership plan and 34,680 options to purchase common stock that have vested, or vest within 60 days of the record date.
(11)	Includes 279,724 shares of common stock, 136,833 options to purchase shares of common stock that have vested, or vest within 60 days of the record date, 4,712 restricted stock units that have vested, or vest within 60 days of the record date, 215,091 shares held under the Federal Trust Corporation 401(k) Plan, for which our executive officers serve as trustees and 212,723 shares held under the Federal Trust Corporation Employee Stock Ownership Plan, for which our executive officers serve as trustees.

Directors

The business experience for the past five years of each of our directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years or longer.

Samuel C. Certo, PhD. has been a director of Federal Trust Corporation since 1997 and a director of Federal Trust Bank since 1996. He is a Professor of Management and the former Dean at the Crummer Graduate School of Business at Rollins College in Winter Park, Florida. Since 1986, Mr. Certo has served as a business consultant and has published textbooks in the areas of management and strategic management.

Dennis T. Ward was named President and Chief Executive Officer and Director of Federal Trust Corporation in September 2007. Mr. Ward was also appointed Chairman of the Board of Directors, President and Chief Executive Officer of Federal Trust Bank in September 2007. Mr. Ward joined Federal Trust as Executive Vice President and Chief Operating Officer in February 2007. Prior to joining Federal Trust Corporation, he served as Central Florida President for Regions Bank for nine years. His previous banking experience includes International Banking for SunTrust and National Bank of Detroit. Mr. Ward has over 31 years of banking experience.

Kenneth W. Hill has been a director of Federal Trust Corporation since 1997 and a director of Federal Trust Bank since 1995. Mr. Hill was a Vice President and Trust Officer of SunBank, N.A., Orlando, Florida, from 1983 through 1995.

Eric J. Reinhold has been a director of Federal Trust Corporation since 2006. Mr. Reinhold is a Certified Financial Planner, who has served as President of Academy Planning Group since 2002 and was previously Regional Vice President for Academy Financial, both located in Orlando, Florida.

Robert G. Cox was appointed as a director of Federal Trust Corporation in November 2006. Mr. Cox is a retired bank executive, having served as the President of Summit Bank in New Jersey from 1980 to 1987, and then as the President of Summit Bancorp upon the merger of Summit Bank and UTB Financial Corp. in 1987. Mr. Cox served at Summit Bancorp until his retirement in 2000. In addition, he was recently a director at Ryan Beck & Company and is currently a member of the Board of Trustees of New Jersey SEEDS.

A. George Igler was first elected to the Board of Directors in October 2001. He has been a principal shareholder of the law firm of Igler & Dougherty, P.A. since it was established in 1992. The firm concentrates its practice in financial institutions, corporate and securities law. Igler & Dougherty, P.A., served as Federal Trust Corporation’s corporate counsel from 1993 until 2007.

Charles R. Webb was appointed as a director of Federal Trust Corporation in January 2007. He is currently a Principal of Ernst & Webb, LLC, a consulting firm based in Naples, Florida and Cincinnati, Ohio, which specializes in merger integration for financial institutions. Mr. Webb also has over 35 years of financial institution experience, including serving as both Chief Executive Officer and Chief Financial Officer of thrift institutions.

Executive Officers who are not Directors

The business experience for the past five years of each of our executive officers other than Mr. Ward is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years or longer.

Jennifer B. Brodnax joined Federal Trust Bank in June 1987 during its organization. For the past 20 years with Federal Trust Bank, Mrs. Brodnax has served in various management capacities. Mrs. Brodnax was appointed Executive Vice President, Retail Banking in January 2008 and currently oversees branch office operations and strategic and operational activities associated with the development of new products and program management.

Mark E. McRae joined Federal Trust Bank as Executive Vice President and Senior Loan Officer in November 2007. Mr. McRae has 17 years of commercial banking experience, primarily focused in middle market and business banking. Prior to joining Federal Trust Corporation, from 2004 to 2007, Mr. McRae was with Regions Bank in Central Florida as Commercial Middle Market Sales Manager. From 1995 to 2003, Mr. McRae was employed by Southtrust Bank, working in Tampa, Florida.

Lindsay B. Sandham joined Federal Trust Bank in February 2007 as Senior Vice President and Chief Credit Officer. From 2005 through 2006, he was employed by Seacoast National Bank, located in Stewart, Florida. From 2004 through 2005, he was employed by SunTrust Bank, working in Orlando, Florida. From 2003 to 2004 he was employed by Equistar Financial Corporation, located in St. Petersburg, Florida. Prior to working for Equistar Financial Corporation, Mr. Sandham worked for eight years with Canadian Imperial Bank of Commerce in various credit related areas.

Gregory E. Smith was named Executive Vice President and Chief Financial Officer of Federal Trust Corporation and Federal Trust Bank in March 2003. He has worked for both large and small commercial banks and savings institutions in Florida since 1979. His prior banking experience includes being a president, chief operating officer, chief financial officer and director of financial institutions. Mr. Smith is a certified public accountant and he started his career with a large accounting firm in New York, where he was a bank specialist.

Directors of Federal Trust Bank who are not Directors of Federal Trust Corporation

The business experience for the past five years of each of Federal Trust Bank’s directors who are not directors of Federal Trust Corporation is set forth below. Unless otherwise indicated, individuals have held their positions for the past five years or longer.

W. Daniel Allen has been a director of Federal Trust Bank since 2005. He is the owner of Discount Propane, Inc. located in DeBary, Florida.

A. Stewart Hall, Jr. has been a director of Federal Trust Bank since 2003. Mr. Hall was the President and Chief Operating Officer of Hughes Supply, Inc. from 1973 through 2001, and has served as the Chairman of ASHCORP, a health benefits company, since 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS III DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

The Securities and Exchange Commission and the American Stock Exchange (“AMEX”) have regulations and listing requirements that govern the corporate practices of public companies and AMEX listed companies, such as Federal Trust Corporation. The following summarizes certain important aspects of our Corporate Governance program.

AMEX listing requirements require our Board of Directors to be comprised of a majority of “independent” directors. In determining whether a director is independent under applicable independence requirements, our Board of Directors considered any transactions and relationships between each director and any member of his immediate family or affiliates and Federal Trust Corporation and its subsidiaries and affiliates. The Board of Directors has determined that a majority of our directors are “independent.” Throughout this proxy statement, reference is made to being “independent,” which has the meaning set forth in Section 121A of the listing standards of AMEX.

Particular attention is paid to certain relationships between each director and management of Federal Trust Corporation and its subsidiaries, and any credit relationships that may exist between the subsidiaries and a director or a director’s related interest. Generally, credit relationships with directors and their affiliates will not impair independence, provided the terms of the credit relationship are similar to terms extended to other comparable borrowers.

A director who is an executive officer or principal shareholder of a company that makes payments to or receives payments from Federal Trust Corporation and its subsidiaries for property or services in an amount that, in any one of the last three fiscal years, is more than the greater of $200,000 or 5% of the consolidated gross revenues of either Federal Trust Corporation or such director’s company will not be considered independent. Applying these standards, which are intended to comply with the AMEX corporate governance rules, and all other applicable laws, rules and regulations, the Board of Directors has determined that all of our directors presently in office are independent, except for our President and Chief Executive Officer Dennis T. Ward.

We have adopted a Code of Ethics applicable to our directors and employees, including our Senior Financial Officers. A copy is available on our website at www.federaltrust.com or will be provided free of charge, upon request to Marcia Zdanys, Corporate Secretary, 312 West First Street, Sanford, Florida 32771, (407) 323-1833. Amendments to the Code of Ethics with respect to Senior Financial Officers will be disclosed on our website. Waivers of the Code of Ethics with respect to directors or executive officers will be disclosed on our website and also in any other manner required by then-applicable Securities and Exchange Commission or listing rules and regulations.

BOARD OF DIRECTORS AND STANDING COMMITTEES

General

Our Board of Directors conducts its business through meetings held by the full Board of Directors, as well as through its standing committees. During 2007, the Board of Directors held nine meetings. All of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which they served. The directors are encouraged to attend the annual meetings of shareholders. At last year’s Annual Meeting, all of the directors were in attendance.

The Board of Directors has three standing committees – the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Each of these committees has adopted a written charter. These charters are available on our website at www.federaltrust.com.

The Nominating and Corporate Governance Committee considers nominees to our Board of Directors and the election of directors of our subsidiaries, as well as ensuring that Federal Trust Corporation is in compliance with applicable corporate governance principles. The Nominating and Corporate Governance Committee consists of Charles R. Webb (Chairman), Kenneth W. Hill and Robert G. Cox, each of whom is considered independent under AMEX listing standards. The Nominating and Corporate Governance Committee met once in 2007.

The Compensation Committee serves with regard to compensation and personnel policies, program and plans, including management development and succession, and to approve employee compensation and benefit programs. The Compensation Committee consists of Samuel C. Certo, PhD. (Chairman), Robert G. Cox, A. George Igler, Eric J. Reinhold and Kenneth W. Hill, each of whom is considered independent under AMEX listing standards. In 2007, the Compensation Committee met ten times.

The Audit Committee reviews Federal Trust Corporation’s auditing, accounting, financial reporting and internal control functions; recommends our independent auditor; and reviews its services. The Audit Committee is comprised of Kenneth W. Hill (Chairman), Robert G. Cox and Eric J. Reinhold, each of whom is considered independent under AMEX listing standards. Director Cox is the Audit Committee’s designated financial expert. The Audit Committee met four times during 2007.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Under its charter, the functions of the Audit Committee are focused on three areas:

•	the adequacy of internal controls and financial reporting process and the reliability of our financial statements;

•	the performance of the internal auditors, as well as monitoring their independence; and

•	our compliance with legal and regulatory requirements.

In fulfilling its oversight responsibilities, the Audit Committee (1) obtained from Federal Trust Corporation’s independent registered public accounting firm (Hacker, Johnson & Smith PA), a formal written statement describing all relationships between the firm and Federal Trust Corporation that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1, (2) discussed with the firm any relationships that may impact their objectivity and independence, and (3) satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of our internal controls over financial reporting. The Audit Committee reviewed both with the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by Standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Federal Trust Corporation as of and for the year ended December 31, 2007, and management’s assertion on the design and effectiveness of our internal control over financial reporting as of December 31, 2007. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assertion on the design and effectiveness of our internal controls over financial reporting and the independent registered public accounting firm has the responsibility for the audit of those consolidated statements and assertion.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, and filed with the Securities and Exchange Commission. The foregoing report is respectfully submitted by the Audit Committee members:

Kenneth W. Hill, Audit Committee Chairman, Robert G. Cox and Eric J. Reinhold.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee Matters

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee seeks to identify candidates who, at a minimum, satisfy the following criteria:

•	have the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	have experience and achievements that have given them the ability to exercise and develop good business judgment;

•	possess a willingness to devote the necessary time to the work of the Board of Directors and its committees, which includes being available for Board of Directors and committee meetings;

•	have a familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	are involved in other activities or interests that do not create a conflict with their responsibilities to Federal Trust Corporation and its shareholders; and

•	have the capacity and desire to represent the balanced, best interests of our shareholders as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under AMEX corporate governance listing standards.

Procedures for the Recommendation of Director Nominees by Shareholders. In March 2008, the Nominating and Corporate Governance Committee adopted new procedures for the submission of recommendations for director nominees by shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our shareholders. Shareholders can submit the names of qualified candidates for director by writing to us at 312 West First Street, Sanford, Florida 32771, Attention: Corporate Secretary. To be timely, the submission of a candidate for director by a shareholder must be received by the Corporate Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely the recommendation for director must be delivered no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. The 2009 Annual Meeting of Shareholders is expected to be held May 15, 2009.

The submission must include the following information:

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

•

the name and address of the shareholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Federal Trust Corporation and its affiliates;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Federal Trust Corporation or its affiliates;

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in our Bylaws.

EXECUTIVE COMPENSATION

Compensation Committee Determination of Executive Compensation

The Compensation Committee’s responsibilities, as they pertain to executive and director compensation, include:

•	recommending to the Board of Directors the compensation of our executive officers and other senior executives;

•	ensuring that we develop, implement and maintain executive reward systems that are competitive, reasonable and motivate executive performance and contribution to Federal Trust Corporation;

•	establishing, reviewing and amending our compensation policies and procedures;

•	reviewing and approving all employment agreements and any amendments thereto, as well as change in control and severance agreements for our executive officers;

•	reviewing and recommending the form and amount of all awards provided to eligible executives;

•	reviewing and recommending to the Board of Directors the form and amount of compensation paid to our directors; and

•	ensuring that we have proper management succession.

At the beginning of each calendar year, the Compensation Committee, in consultation with the Chief Executive Officer, determines target base and total direct compensation levels for our executive officers based on several factors, including:

•	the executive officer’s role and responsibilities;

•	the significant and perhaps unexpected business challenges that the executive has faced or is likely to face;

•	the total compensation of executives who perform similar duties at other companies;

•	the total compensation for the executive officer during the prior fiscal year;

•	how the executive officer has contributed to our performance during the prior year;

•	the executive officer’s expected contribution and goals for the current year; and

•	our performance in comparison to our peers.

The Compensation Committee’s goal is to design a compensation program that will attract and retain executive officers by rewarding them for performance in relationship to achievement of corporate and personal performance goals.

The Compensation Committee has the sole authority with respect to retaining and terminating consulting firms that assist in the evaluation of the compensation of the Chief Executive Officer and other executive officers. For 2007, the Compensation Committee retained Hewitt Associates, based in Chicago, Illinois, as its compensation consultant. Hewitt Associates was directed to review the compensation of then-President and Chief Executive Officer James V. Suskiewich. Hewitt Associates was also engaged by the Compensation Committee to assist in the design of a management cash incentive plan, which plan was not adopted by the Compensation Committee or the Board of Directors. As part of the selection process to retain the compensation consultant, the Compensation Committee considered representations with respect to its practices and its approach to maintaining independence. During 2007, Federal Trust Corporation used the Bank Consulting Group for actuarial and related services in connection with our supplemental executive retirement plans.

Summary Compensation Table

The following Summary Compensation table provides information for the fiscal years ended December 31, 2007 and 2006 concerning the total compensation paid to the two individuals who served as Chief Executive Officer during 2007 and the three other most highly compensated executive officers of Federal Trust Corporation and its subsidiaries during the fiscal year ended December 31, 2007. These officers are referred to as the “named executives” in the following discussions. The columns entitled “Stock Awards” and “Nonqualified deferred compensation earnings” have been omitted as inapplicable.

Name and Principal Position	Year	Salary(1)	Bonus		Option Awards(2)		Non-equity Incentive Plan Compensation		All Other Compensation(3)	Total
Dennis T. Ward, President and Chief Executive Officer	2007	$178,846		$—		$2,850		$—	$15,511	$197,207

James V. Suskiewich(4) Former President and Chief Executive Officer	2007 2006	$302,883 375,000	$	— —	$	— 35,829	$	— 67,968	$3,016,130 332,879	$3,319,013 811,676

Gregory E. Smith Executive Vice President and Chief Financial Officer	2007 2006	$164,615 154,423	$	— 24,722		$12,703 6,726	$	— —	$24,228 22,725	$201,546 208,696

Thomas D. Spatola(5) Former President, Federal Trust Mortgage Company	2007 2006	$153,577 150,000	$	— 750	$	— —	$	— —	$10,857 17,690	$164,434 168,440

Jennifer B. Brodnax Executive Vice President – Retail Banking, Federal Trust Bank	2007 2006	$102,885 99,749	$	— 12,750	$	— —	$	— —	$22,451 21,416	$125,336 133,915

(1)	Includes all compensation in the year earned whether received or deferred at the election of the executive.
(2)	Reflects the value of stock options granted under the Amended and Restated 1998 Key Employee Stock Compensation Program. The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2007 included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.

(footnotes continued on following page)

(3)	All Other Compensation for 2007 includes the value of:

	Dennis T. Ward	James V. Suskiewich	Gregory E. Smith	Thomas P. Spatola	Jennifer B. Brodnax
Health & life insurance premiums	$9,282	$55,357	$15,329	$10,857	$15,329
Social/country club dues	4,441	5,198	—	—	—
401(k) plan contributions	1,788	6,479	5,528	—	3,071
Supplemental retirement plan accrual	—	1,752,809	3,361	—	4,051
Salary accrual	—	1,125,000	—	—	—
Use of company automobile	—	6,473	—	—	—
Long-term care policy	—	1,852	—	—	—
Director fees	—	34,000	—	—	—
Unused vacation days	—	25,962	—	—	—

Total	$15,551	$3,016,130	$24,228	$10,857	$22,451

All of the director fees for Mr. Suskiewich were earned or paid in cash.

(4)	Mr. Suskiewich was terminated as President and Chief Executive Officer on October 14, 2007. In connection with his termination, under his employment agreement, Mr. Suskiewich will receive three years of base salary at $375,000 per year and three years of health and life insurance, with a total value of $44,500. Pursuant to his supplemental retirement plan, Mr. Suskiewich will receive $202,500 per year for life and, upon his death, his spouse will receive 80% of such payments per year for her life. See “—2007 Outstanding Equity Awards at Fiscal Year-End” for a description of the effect of Mr. Suskiewich’s termination on his stock options.
(5)	Mr. Spatola resigned effective November 30, 2007. He was not paid any severance in connection with his retirement. See “—2007 Outstanding Equity Awards at Fiscal Year-End” for a description of the effect of Mr. Spatola’s resignation on his stock options.

Total Compensation – Cash and Stock Incentives

Our total compensation consists of five components:

•	base salary;

•	cash performance-based annual incentives;

•	stock options;

•	deferred compensation (qualified and nonqualified); and

•	other benefits and limited perquisites.

Base Salary

When determining base salary, the Compensation Committee takes into consideration a number of factors, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified goals, individual experience, demonstrated leadership, performance potential, actual performance, and retention considerations. These factors are not weighed or ranked in any particular way. During 2007, in connection with his promotion to President and Chief Executive Officer, Dennis T. Ward received an increase in base salary of $50,000, to $250,000. Executive Vice President and Chief Financial Officer Gregory E. Smith and Federal Trust Bank Executive Vice President/Retail Banking Jennifer B. Brodnax received increases in base salary of $10,000 and $3,000, respectively, increasing their base salaries to $165,000 and $103,000, respectively. For 2008, none of our executive officers received increases in base salary.

Annual Incentives

Annual cash incentives are awarded to executive officers based upon their individual performance and our financial performance. The former President and Chief Executive Officer’s target bonus opportunity was set forth in his employment agreement, and included a target bonus opportunity in 2007 of up to 40% of his base salary. However, the President and Chief Executive Officer was terminated prior to the potential receipt of a cash incentive in 2007. Bonuses for other executive officers are not established pursuant to incentive plans, but can be recommended by the Compensation Committee for Board of Directors approval. We did not reach our expected level of performance in 2007. As such, the Board of Directors adopted the Compensation Committee’s recommendation not to pay cash bonuses to executive officers for 2007.

Long-Term Incentive Compensation

We also provide long-term incentive compensation to our executive officers through the 1998 Key Employee Stock Compensation Program (the “Program”). The Compensation Committee believes stock-based awards help align the financial interests of management with the shareholders’ interests, since the ultimate value of stock-based awards is tied to the value of our stock.

The Program allows us to grant stock options and stock appreciation rights. These types of awards measure financial performance over a longer period of time than the other methods of compensation. To date, our long-term incentive compensation for executive officers has been comprised of stock options only.

When granting awards, the Compensation Committee takes into account the following subjective and objective factors:

•	each executive officer’s level of responsibility;

•	each executive officer’s contributions to Federal Trust Corporation’s performance;

•	our past financial performance;

•	retention considerations; and

•	the practices of other financial institutions in our markets.

Prior to making a grant, the Compensation Committee also considers our share price, the volatility of the share price, and potential dilution. The Compensation Committee believes that using our stock for a significant portion of these awards helps further align the interests of the executive officers and the shareholders by providing the executive officers with an additional equity stake in Federal Trust Corporation.

We do not have a formal policy regarding ownership of our stock by our executive officers. Executive officers, however, are encouraged to maintain an equity position in Federal Trust Corporation.

Stock Options

In 2007, the Compensation Committee granted 50,000 stock options to President and Chief Executive Officer Dennis T. Ward, with an exercise price of $4.80 per share, vesting over three years beginning one year from the date of grant. In 2007, Executive Vice President and Chief Financial Officer Gregory E. Smith and Federal Trust Bank Executive Vice President/Retail Banking Jennifer B. Brodnax were granted 10,000 options and 5,000 options, respectively, each with an exercise price of $2.53 per share, vesting over three years beginning one year from the date of grant.

The Compensation Committee considered the total recommended grant size as compared to shares remaining in the Program. With respect to the actual size and ranges of stock option awards, the Compensation Committee used the Black-Scholes pricing model (a formula widely used to value exchange-traded options by determining the present value of the stock option award). All of the stock option grants in 2007 had an exercise price equal to the closing price of Federal Trust Corporation’s common stock on the grant date and vest in three equal annual increments beginning on the first anniversary following the grant date of the award.

Deferred Compensation Benefits and Bonus Plan

Employee Stock Ownership Plan. All full-time, salaried employees are participants in the Employee Stock Ownership Plan once they have completed 1,000 hours of employment and have been employed since January 1st, the beginning of the plan year. Executive officers are eligible to participate in the Employee Stock Ownership Plan, but directors are not eligible unless they are also full-time salaried employees. Participants’ interests in the Employee Stock Ownership Plan become vested after they have completed three years of employment with a minimum of 1,000 hours per year.

Employee Stock Ownership Plan contributions are determined annually by Federal Trust Corporation’s Board of Directors, taking into consideration prevailing financial conditions, our fiscal requirements, and other factors deemed relevant by the Board of Directors. In general, contributions of up to 15% of total compensation paid to employees during the year can be made to the Employee Stock Ownership Plan. The contribution made on behalf of each participant equals the proportion that each participant’s compensation for the year bears to the total compensation of all participants for the year. In 2007, the Board of Directors elected not to make a cash contribution to the Employee Stock Ownership Plan.

Key Employee Stock Bonus Plan. In April 2002, the Board of Directors adopted the Key Employee Stock Bonus Plan (“Bonus Plan”). Under the Bonus Plan, a trust has been formed to purchase up to 2% of the outstanding shares of Federal Trust Corporation’s common stock on the open market. The Compensation Committee has the right to award such shares of stock to our non-executive officer employees. Any such award may contain conditions that must be met, or a vesting schedule that must be followed, prior to the shares being earned by and distributed pursuant to an employee’s stock award. The termination of employment of any award recipient for reasons other than normal retirement, death or disability shall constitute revocation of the recipient’s unearned award. If the termination of a recipient’s employment is caused by retirement, death or disability, all unearned awards shall be deemed fully earned unless it is later discovered that the employee engaged in conduct which warranted revocation of an award.

Other Benefits and Perquisites

Executive officers receive other benefits also available to other employees. For example, we provide executive officers and other salaried employees with health and disability insurance, vacation pay, and sick pay. We also provide our Chief Executive Officer with a country club membership. The executive officers are responsible for reimbursing us for any “social expenses” incurred, except to the extent that they are specifically, directly, and exclusively made in connection with business development, such as travel and boarding for conferences, trade association meetings, and dinners or social outings with vendors and potential bank customers.

Retirement Benefits

Retirement benefits are intended both to recognize, over the long term, services rendered to Federal Trust Corporation and to keep our overall pay packages for executives comparable to those of our competitors in our markets. We maintain supplemental earnings and retirement plans for our Executive Vice President and Chief Financial Officer, Gregory E. Smith ($10,000 per year at age 65, for life), and for Federal Trust Bank Senior Vice President/Retail Banking Jennifer B. Brodnax ($20,000 per year at age 65, for life). The executive officers can opt for early retirement at age 62, provided they have ten years of service. If an officer elects early retirement, the retirement benefit would be reduced by 15%.

In addition, we maintain a 401(k) Plan, which permits participants to defer additional portions of their salary for retirement. We match a portion of these contributions for executive officers and all other eligible participants. The Compensation Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide an additional incentive for the participants to further provide for their retirement.

Severance and Other Employment-Related Agreements

Federal Trust Corporation currently has severance agreements with President and Chief Executive Officer Dennis T. Ward, Executive Vice President and Chief Financial Officer Gregory E. Smith, Executive Vice President/Retail Banking Jennifer B. Brodnax and one other executive officer. We believe these types of agreements are necessary so that we may attract and retain key executives. The amount of each termination benefit is two times the executive officers’ highest salary, and such benefit is paid if an executive officer is terminated without “Just Cause” (as defined in the severance agreements) or the executive officer terminates his or her own employment, each after a “Change in Control” of Federal Trust Corporation (as defined in the severance agreements). The termination amounts were considered to be reasonable based upon the banking experience and knowledge of these senior executive officers. The benefits include a lump sum cash payment (base salary only) and continued health benefits for an extended period of time. In addition, the individual stock option agreements for executives who have been awarded stock options provide for full acceleration of all outstanding and unvested equity awards in the event of a Change in Control of Federal Trust Corporation.

Consummation of the non-public offering of shares of common stock described below under Proposal III would result in a Change in Control under the severance agreements. We expect to amend each of the severance agreements so that each executive officer who is party to a severance agreement will waive his or her rights to receive benefits under the severance agreement that would otherwise be paid as a result of the consummation of the non-public offering.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table discloses the stock options owned by the named executives at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price(1)		Option Expiration Date
Dennis T. Ward, President and Chief Executive Officer	—	50,000	(2)		$4.80	10/25/2013

James S. Suskiewich(3) Former President and Chief Executive Officer	51,000 17,000 51,000 51,000	— — — —		$ $ $ $	10.00 10.00 9.92 7.47	11/17/2010 11/17/2014 5/5/2010 10/23/2013

Gregory E. Smith Executive Vice President and Chief Financial Officer	— 2,040 15,300 15,300	10,000 8,160 — —	(4) (5)	$ $ $ $	2.53 12.16 4.99 7.47	12/17/2014 1/29/2016 4/24/2013 10/23/2013

Thomas P. Spatola(6) Former President, Federal Trust Mortgage Company	30,600	—			$11.76	8/1/2010

Jennifer B. Brodnax Executive Vice President – Retail Banking, Federal Trust Bank	— 24,117 1,382 5,100	5,000 — — —	(4)	$ $ $ $	2.53 7.47 3.92 3.92	12/17/2014 10/23/2013 9/30/2012 5/21/2008

(1)	Number of shares and exercise price have been adjusted for the 2% stock dividend distributed on June 12, 2006.
(2)	Reflects a grant of 50,000 stock options on October 25, 2007, which vest over three years starting one year from the date of grant.
(3)	Mr. Suskiewich was terminated as President and Chief Executive Officer on October 14, 2007. Unvested options for 34,000 shares were cancelled, and all vested options were unexercised and subsequently cancelled on January 12, 2008.
(4)	Reflects a grant of options on December 17, 2007, which vest over three years starting one year from the date of grant.
(5)	Reflects a grant of 10,200 options (split-adjusted) on January 30, 2006, which vest over five years starting one year from the date of grant.
(6)	Mr. Spatola resigned effective November 30, 2007. All vested options were unexercised and subsequently cancelled on February 29, 2008.

DIRECTOR COMPENSATION

In 2007 we paid each Federal Trust Corporation director a quarterly retainer of $2,500, plus $2,500 per Board meeting attended in person. We did not pay Federal Trust Corporation directors any cash compensation for membership on committees. During 2007, the Chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees received cash compensation of $5,000, $3,000, and $1,250, respectively. Former Chairman James V. Suskiewich did not receive fees for serving as Chairman. However, he did receive the quarterly retainer and board fees, which are disclosed in “Executive Compensation—Summary Compensation Table.”

In 2007, Federal Trust Bank paid its directors $1,000 per full Board meeting and $250 per committee meeting. Committee Chairs were awarded $2,000 Chair fees. As Chairman of Federal Trust Bank’s Board, Mr. Suskiewich, received an additional $500 per full Board meeting. In addition, A. Stewart Hall, Jr., a director of Federal Trust Bank, who is not also a Federal Trust Corporation director, received a quarterly retainer of $2,500 based upon his tenure as a bank director and his being Chairman of Federal Trust Bank’s loan committee.

The following table summarizes the compensation paid to the non-employee directors of Federal Trust Corporation and Federal Trust Bank during 2007. No director fees were paid to directors of Federal Trust Mortgage Company.

2007 Director Compensation Table

	Federal Trust Corporation					Federal Trust Bank
Name	Fees Earned or Paid In Cash	Option Awards(1)		Stock Awards(2)		Fees Earned	All Other Compensation		Total
Samuel C. Certo, PhD.	$27,500	$—		$17,152	(3)	$16,333	$1,390	(4)	$62,375
Robert G. Cox	$27,500	$24,415	(5)	$19,214	(5)	$—	$—		$71,129
Kenneth W. Hill	$27,500	$2,367	(6)	$—		$17,917	$—		$47,784
A. George Igler	$27,500	$1,894	(7)	$—		$—	$—		$29,394
Eric J. Reinhold	$27,500	$3,260		$—		$—	$—		$30,760
Charles R. Webb	$27,500	$23,282		$—		$—	$—		$50,782

(1)	Reflects the value of stock options granted under the 1998 Directors’ Stock Option Plan and the 2005 Directors’ Stock Plan. The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” The assumptions used in the valuation of these awards are included in Notes 1 and 14 to our audited financial statements for the year ended December 31, 2007 included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.
(2)	The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in connection with our 2005 Director Stock Plan. Expense for restricted stock units for a year is calculated by multiplying the number of units initially granted by the closing price of our shares of common stock on the date of grant, and then dividing that total by the number of restricted stock units that vest during the year.
(3)	At December 31, 2007, Dr. Certo had 2,813 vested restricted stock units and 1,416 unvested restricted stock units.
(4)	Reflects a premium for long-term care policy.
(5)	At December 31, 2007, Mr. Cox had 5,000 vested stock options, 40,000 unvested stock options, 1,899 vested restricted stock units and 5,697 unvested restricted stock units.
(6)	At December 31, 2007, Mr. Hill had 37,724 vested stock options.
(7)	At December 31, 2007, Mr. Igler had 22,212 vested stock options.

1998 Directors’ Stock Option Plan

Our 1998 Directors’ Stock Option Plan (“1998 Directors’ Plan”) was approved by our shareholders at the 1998 Annual Meeting, and was subsequently amended at the 2002 Annual Meeting to increase the number of shares reserved for issuance. The 1998 Directors’ Plan authorizes the granting of up to 141,337 shares of common stock (reflecting the 2% stock dividend) through the granting of compensatory stock options.

The per share exercise prices of the options that have been granted were equal to the fair market value of a share of common stock as of the date of grant. The stock options granted under the 1998 Directors’ Plan can be exercised any time after six months from the date of grant, up until ten years after the date of grant. Unless terminated, the 1998 Directors’ Plan shall remain in effect until the tenth anniversary of its effective date.

2005 Directors’ Stock Plan

At the 2005 Annual Meeting, our shareholders approved the adoption of the 2005 Directors’ Stock Plan (the “2005 Plan”). Under the 2005 Plan, 91,800 shares of Federal Trust Corporation’s common stock have been reserved (reflecting the 2% stock dividend). Awards made under the 2005 Plan may be in the form of shares of common stock, stock units, or stock options. Each director of Federal Trust Corporation and its subsidiaries may be granted an annual stock retainer, in which the director annually elects to receive either shares or stock units. A stock unit is the right to receive a share of common stock on a date elected by the director. Awards made as part of an annual stock retainer will be granted quarterly to coincide with the quarterly payment of the director’s annual cash retainer. The number of shares or stock units granted each quarter will be equal to up to 25% of the director’s annual cash retainer divided by the fair market value per share on the date of the award.

In addition, the 2005 Plan provides that a director may elect to substitute his or her annual cash retainer or a portion thereof, with an award of shares or stock units. The number of shares or stock units granted will equal the amount of the annual cash retainer that the director has elected divided by the fair market value per share on the date of the award. While any stock unit is outstanding, the director holding the stock unit will be entitled to receive a dividend in the form of additional stock units if cash dividends are declared on outstanding shares of common stock. The amount of any such dividend will be equal to the amount of the cash dividend declared times the number of stock units held divided by the fair market value of the common stock on the date the dividend is paid. Each stock unit, including fractional stock units, will be converted to one share of common stock on the date which has been selected by the director.

The 2005 Plan also provides for discretionary awards, which may be granted by the Board in its sole discretion, to recognize any additional services provided to the Board or the company or as a special grant to all directors. These discretionary awards may be in the form of stock options, award of shares, or stock units; provided, however, that any stock options granted may not be exercisable for less than fair market value per share on the date of grant, and must be exercised at least six months from the date of grant and before the earlier of: (i) up to ten years after the date of the award; or (ii) one year from the date the director’s service is terminated by reason of retirement or death.

SHARES RESERVED FOR ISSUANCE UNDER STOCK PLANS

The following table sets forth information at December 31, 2007, about the number of shares reserved for issuance under our 1998 Key Employee Stock Compensation Program, the 1998 Directors Stock Option Plan, the Key Employee Stock Bonus Plan and the 2005 Directors Stock Plan. No disclosure is provided for our Employee Stock Ownership Plan, which is a qualified plan under Section 401(a) of the Internal Revenue Code.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted Average Exercise Price of Outstanding Options, Warrants or Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
1998 Key Employee Stock Compensation Program	374,283	$7.87	226,701
1998 Directors Stock Option Plan	68,198	$5.38	—
2005 Directors Stock Plan	87,763	$9.04	3,055

	530,244	$7.74	229,756

Equity compensation plans not approved by security holders:
Key Employee Stock Bonus Plan	—	N/A	7,050

Total	530,244	$7.74	236,806

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our loan policies provide for limited types of loans to be made to directors, officers and employees. Loans made by Federal Trust Bank are also subject to the provisions of Section 22(h) of the Federal Reserve Act, which require that any credit extended by Federal Trust Bank to our directors, executive officers and principal shareholders, or any of their affiliates must:

1.	be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Federal Trust Bank with non-affiliated parties; and

2.	not involve more than the normal risk of repayment or present other unfavorable features.

There are no family relationships, as defined in the Securities and Exchange Commission rules or the AMEX rules, between any of our executive officers or directors. When a transaction, however, involves an officer, director, principal shareholder or affiliate of Federal Trust Corporation, Federal Trust Bank or Federal Trust Mortgage Company, it is our policy that the transaction must be on terms no less favorable to us than could be obtained from an unaffiliated party. All such transactions must be approved in advance by a majority of Federal Trust Corporation’s or Federal Trust Bank’s independent and disinterested directors. As of December 31, 2007, there were no such loans outstanding. The Board of Directors has determined that Messrs. Igler and Webb are independent, notwithstanding the relationships described below.

In the ordinary course of business, we may use the services of companies, partnerships, or firms of which our directors are officers, directors or owners. We have retained in the past the law firm of Igler & Dougherty, P.A., Tallahassee, Florida, of which Director A. George Igler is a member. Legal fees paid to the firm for its services, exclusive of direct costs, were $147,795 in 2007 and $193,535 in 2006.

We have entered into a consulting agreement with Ernst & Webb, LLC, of which Director Charles R. Webb is a Principal. Consulting fees paid to Ernst & Webb, LLC, exclusive of direct costs, were $137,501 in 2007.

RELATIONSHIP WITH INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Auditor Fees and Services

The following table sets for the aggregate fees billed for professional services rendered to Federal Trust Corporation for years indicated.

	December 31,
	2007	2006
Audit Fees	$137,000	$125,000
Audit Related Charges	—	—
Tax Fees	11,000	10,000
All Other Fees	—	7,000

Total	$148,000	$142,000

Audit Fees were for professional services by Hacker, Johnson & Smith PA in connection with the audit of our consolidated financial statements and internal controls, reviews of the financial statements included in our quarterly filings with the Securities and Exchange Commission and statutory and subsidiary audits.

Audit Related Charges include costs for travel, lodging and courier-related charges. We were not billed for these charges.

Tax Fees were for tax compliance and consulting, including the preparation of our corporate tax returns.

All Other Fees were related to our 2006 private equity offering.

Our Audit Committee Charter provides that the Audit Committee shall approve in advance all audit, audit related, tax, and other non-audit services to be provided by the independent registered public accounting firm. In all instances, Hacker, Johnson & Smith PA’s performance of the services described above for 2007 and 2006 was pre-approved by our Audit Committee.

Compatibility of Fees

The Audit Committee has considered the provision of non-audit services by Hacker, Johnson & Smith PA for such services and believes that the provision of such services and their fees are compatible with maintaining Hacker, Johnson & Smith PA’s independence.

PROPOSAL II - AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

We are seeking shareholder approval to amend our Restated Articles of Incorporation to increase the number of authorized shares of our common stock to 65,000,000 shares. Our authorized capital stock currently consists of 15,000,000 shares, all of which are common stock, par value $0.01 per share. The text of this proposed amendment is included in the proposed form of Articles of Amendment to Articles of Incorporation attached as Appendix A to this proxy statement.

Background

Shareholders are being asked to increase our authorized shares of common stock in order to conduct stock offerings intended to raise equity capital to improve Federal Trust Bank’s capital position, as required by a Cease and Desist Order that we have entered into with the Office of Thrift Supervision. We are required to raise additional capital by July 15, 2008. If we fail to raise capital by this date, the Cease and Desist Order would require us to seek a merger partner by August 31, 2008. Our Restated Articles of Incorporation currently only authorize the issuance of up to 15,000,000 shares of capital stock, all of which are shares of common stock. The following table sets forth our actual capitalization based on equity ownership information as of May 6, 2008.

	Number of Shares	Percent of Total
Common stock issued and outstanding	9,436,305	96.7%
Common stock issuable upon exercise of outstanding options or restricted stock units (vested or unvested)	324,852	3.3

Total	9,761,157	100.0%

As of May 6, 2008, we had an additional 442,198 shares reserved for issuance under existing stock plans in excess of those shares reserved for currently outstanding options or restricted stock units. Therefore, as of May 6, 2008, we had 4,796,645 shares of common stock available for future issuances in excess of the outstanding shares of common stock and other shares of common stock that have been reserved under existing stock plans. We currently propose to sell up to 36,842,105 shares of common stock and issue 10,000,000 warrants in the stock offerings described in Proposal III. Accordingly, in order for us to complete the stock offerings as currently proposed, shareholders must approve an increase in the number of shares of common stock to at least 57,045,460 shares.

In addition to receiving authorization for the issuance of shares in the stock offerings, the Board of Directors wishes to have available for issuance a number of authorized shares of common stock that will be adequate to provide for future stock issuances to meet future capital needs. The additional authorized shares would be available for issuance from time to time at the discretion of the Board of Directors, without further shareholder action except as may be required for a particular transaction by law, the regulations of AMEX or other agreements and restrictions. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock splits or issuances under current and future stock plans. The Board of Directors believes that these additional shares will provide us with needed flexibility to issue shares in the future without the potential expense and delay incident to obtaining shareholder approval for a particular issuance.

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offerings will be until the stock offerings are completed, we estimate that the aggregate net proceeds from the stock offerings will be between $27.2 million and $32.2 million. Subject to Office of Thrift Supervision approval of or non-objection to a capital plan we are required to adopt pursuant to the Cease and Desist Order, we intend to invest between $10.0 million and $20.0 million of the net proceeds in Federal Trust Bank to improve its regulatory capital position, and retain the remainder of the net proceeds. The net proceeds we retain may be used for the payment of dividends on trust preferred securities, the repayment of debt and general corporate purposes and further investment in Federal Trust Bank, if required by the Office of Thrift Supervision or if we otherwise determine to make such further investment. We currently have no arrangements or understandings regarding any specific transaction. The net proceeds may vary because total expenses relating to the stock offerings may be more or less than our estimates.

Principal Effects on Outstanding Common Stock

The issuance of shares and warrants in the stock offerings will have no effect on the current rights of shareholders of our common stock under Florida law, including without limitation, voting rights, rights to dividend payments and rights upon liquidation. Other than with respect to the proposed rights offering, holders of our shares of common stock are not entitled to preemptive rights with respect to any shares that may be issued. However, in connection with the stock offerings, we have agreed to provide certain institutional investors and high net worth individuals certain preemptive rights with respect to future issuances of our shares of common stock, provided that these purchasers own more than 10% of our outstanding shares at the time of issuance. Such issuance to a standby purchaser may be subject to the approval or non-objection of the Office of Thrift Supervision.

The issuance of shares of our common stock in the stock offerings will dilute, and the issuance of warrants may dilute, and thereby reduce, each existing shareholder’s proportionate ownership in our shares of common stock (other than shareholders who purchase sufficient shares of our common stock in the rights offerings). The issuance of such shares at less than the then-existing market price would likely reduce the price per share of shares held by existing shareholders who do not purchase the shares in the stock offerings. It is anticipated that some of the shares we sell in the stock offerings will be to one or more shareholders such that each of those shareholders could acquire up to 24.9% of our common stock, or a greater amount following the exercise of warrants. This would concentrate voting power in the hands of a few shareholders who could exercise greater influence on our operations or the outcome of matters put to a vote of shareholders.

Reasons for Shareholder Approval

Under Florida law and our Restated Articles of Incorporation, we are required to obtain approval from our shareholders to amend our Restated Articles of Incorporation to increase the number of shares of capital stock authorized for issuance. We are seeking approval from our shareholders to increase our authorized shares of common stock in order to conduct the stock offerings, which consists of a concurrent (i) rights offering to our current shareholders as of May 6, 2008 and (ii) standby offering to certain institutional investors and high net worth individuals. The stock offerings are intended to raise equity capital to improve Federal Trust Bank’s capital position, as required by the capital plan we are required to adopt pursuant to a Cease and Desist Order that we entered into with the Office of Thrift Supervision. In order to complete the stock offerings as currently proposed, we must increase the number of shares of common stock authorized for issuance.

If approved by our shareholders, the change in authorized shares would become effective as soon as reasonably practicable after the Annual Meeting by filing Articles of Amendment to Articles of Incorporation with the Secretary of State of the State of Florida.

Consequences if the Increase in Authorized Shares is Not Approved by the Shareholders

If the shareholders do not approve the increase in the number of shares of common stock authorized for issuance under our Restated Articles of Incorporation, it is unlikely that we will be able to raise sufficient capital by July 15, 2008, as required by the Cease and Desist Order that we have entered into with the Office of Thrift Supervision. In such event, the Cease and Desist Order would require us to enter into a definitive merger agreement with a merger partner by August 31, 2008, and there is no assurance that we would be successful in seeking a merger partner. In such event, the Office of Thrift Supervision may take steps to require Federal Trust Bank to liquidate or direct us to merge with another financial institution. Further, the Office of Thrift Supervision could place Federal Trust Bank into receivership with the Federal Deposit Insurance Corporation. In addition, in the short term, we may be required to seek alternative sources of capital and liquidity to satisfy our ongoing operations and we may not be able to obtain such alternative sources of capital and liquidity on commercially reasonable terms, if at all. If we were unable to generate additional capital and liquidity it would have a material adverse impact on our financial condition and would adversely affect the price of our common stock.

Vote Requirement

The affirmative vote of holders of a majority of the shares of common stock outstanding is required for approval of Proposal II. Votes that are not cast, proxies that are marked “ABSTAIN” and broker non-votes will have the same effect as a vote against Proposal II.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER OUR RESTATED ARTICLES OF INCORPORATION. WE ENCOURAGE YOU TO VOTE BECAUSE THE FAILURE TO VOTE IS THE EQUIVALENT OF A VOTE AGAINST THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

PROPOSAL III – APPROVAL OF THE SALE OF SHARES AND THE ISSUANCE OF WARRANTS IN A NON-PUBLIC OFFERING

We are seeking shareholder approval to permit us to sell an amount of common stock and issue an amount of warrants exercisable for shares of common stock representing more than 20% of our outstanding shares of common stock in a non-public offering. Concurrently with the mailing of this proxy statement, we have commenced a rights offering of shares of common stock and a related offering of shares of common stock to certain institutional investors and high net worth individuals, who we refer to as standby purchasers in this proxy statement. In the offering to standby purchasers, we propose to sell up to 24,623,646 shares of our common stock, at a price of $0.95 per share. In addition, we intend to issue a total of 10,000,000 warrants to two of the standby purchasers. Each warrant would entitle the holder to purchase one share of our common stock at $0.95 per share. If the stock offering closes, the gross proceeds from the sales to standby purchasers would be up to $23.4 million

Background

We are engaging in a rights offering of common stock in order to raise equity capital to improve Federal Trust Bank’s capital position, and to retain additional capital at Federal Trust Corporation for general corporate purposes. In connection with the rights offering, we will be offering shares of our common stock and issuing warrants to certain standby purchasers. It is this sale of common stock and issuance of warrants to standby purchasers that requires shareholder approval. We are adopting a capital plan, as required by a Cease and Desist Order that we entered into with the Office of Thrift Supervision. The capital plan will require us to raise additional capital by July 15, 2008. If we fail to raise capital by this date, the Cease and Desist Order would require us to seek a merger partner by August 31, 2008.

Our Board of Directors’ current intention is to raise capital through a rights offering to give our current shareholders the opportunity to limit ownership dilution from the offering to standby purchasers by allowing our current shareholders to buy additional shares of common stock. However, due to current market conditions, individual investment decisions of our shareholders and other factors, there is no guarantee that a rights offering to existing shareholders will raise sufficient capital to improve our capital position. As a result, the Board of Directors has decided to conduct an offering of common stock to a limited number of institutional investors and high net worth individuals, who will act as standby purchasers, to ensure that we will raise sufficient capital regardless of the success of the rights offering. In this proxy statement, we refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.”

The Stock Offerings

The Rights Offering. We intend to distribute to the record holders of our common stock non-transferable subscription rights to subscribe for and purchase shares of our common stock, subject to approval of the non-public offering and amendment to our Restated Articles of Incorporation. This proxy statement is not an offer to sell or the solicitation of an offer to buy shares of our common stock or any other securities, including the rights or any shares of common stock issuable upon exercise of the rights. Offers and sales of common stock issuable upon exercise of the rights will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus. In connection with the rights offering, we have filed a registration statement with the Securities and Exchange Commission and the registration statement was declared effective on May 8, 2008.

The Non-Public Offering. We have entered into separate standby purchase agreements with certain institutional investors and high net worth individuals, pursuant to which we have agreed to sell, and these standby purchasers severally have agreed to purchase from us, shares of our common stock and pursuant to which we will issue warrants to purchase shares of our common stock. We propose to sell up to 24,623,646 shares of our common stock to these standby purchasers, and we will also issue a total of 10,000,000 warrants to two of these standby purchasers. These standby purchase commitments are subject to certain conditions as set forth in the standby purchase agreements, including shareholder approval of the standby offering and the increase in the number of authorized shares of common stock. The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for in the rights offering. The price per share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering.

We have also agreed to provide two of the standby purchasers the right to select one candidate for appointment to the Boards of Directors of Federal Trust Corporation and Federal Trust Bank. Subject to receipt of regulatory approval, we have also agreed to provide each of these two standby purchasers the right to select one individual who will have observer rights at these Board meetings. We have also agreed to pay the reimbursable expenses of each of these two standby purchasers in an amount up to $150,000. In addition, in the event we terminate the standby purchase agreements because our Board of Directors determines, in the exercise of its fiduciary duties, that it is not in the best interests of Federal Trust Corporation and our shareholders to go forward with the stock offerings, then we will pay the standby purchasers liquidated damages totaling $3.3 million.

Principal Effects on Outstanding Common Stock

The issuance of shares and warrants to the standby purchasers will have no effect on the current rights of shareholders of our common stock under Florida law, including without limitation, voting rights, rights to dividend payments and rights upon liquidation. Other than with respect to the proposed rights offering, holders of our shares of common stock are not entitled to preemptive rights with respect to any shares that may be issued. However, we have agreed to provide the standby purchasers certain preemptive rights with respect to future issuances of our shares of common stock, provided that these purchasers own more than 10% of our outstanding shares at the time of issuance.

The issuance of shares of our common stock in the stock offerings would dilute, and the issuance of warrants may dilute, and thereby reduce, each existing shareholder’s proportionate ownership in our shares of common stock (other than shareholders who purchase sufficient shares of our common stock in the rights offerings). The issuance of such shares at less than the then-existing market price would likely reduce the price per share of shares held by existing shareholders who do not purchase the shares in the stock offerings. It is anticipated that some of the shares we sell in the stock offerings will be to one or more shareholders such that each of those shareholders could acquire up to 24.9% of our common stock, or a greater amount following the exercise of warrants. This would concentrate voting power in the hands of a few shareholders who could exercise greater influence on our operations or the outcome of matters put to a vote of shareholders.

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offerings will be until the stock offerings are completed, we estimate that the aggregate net proceeds from the stock offerings will be between $27.2 million and $32.2 million. Subject to Office of Thrift Supervision approval of or non-objection to the capital plan we intend to adopt, we intend to invest between $10.0 million and $20.0 million of the net proceeds in Federal Trust Bank to improve its regulatory capital position, and retain the remainder of the net proceeds. The net proceeds we retain may be used for the payment of dividends on trust preferred securities, the repayment of debt and general corporate purposes and further investment in Federal Trust Bank, if required by the Office of Thrift Supervision or if we otherwise determine to make such further investment. We currently have no arrangements or understandings regarding any specific transaction. The net proceeds may vary because total expenses relating to the stock offerings may be more or less than our estimates.

Reasons for Requesting Shareholder Approval

Under AMEX rules, we are required to obtain approval from our shareholders in order to sell or issue shares of our common stock in a non-public offering in an amount equal to 20% or more of the current outstanding shares of our common stock for less than the greater of book or market value of such shares of common stock. We are not required to seek shareholder approval of the rights offering to our existing shareholders. However, because we propose to sell more than 20% of our current outstanding shares in the offering to the standby purchasers at a price that is less than the current market value of such shares, we must receive shareholder approval before completing the sales to standby purchasers.

Shareholder approval of this proposal does not require us to conduct the sale of shares as currently structured to the standby purchasers. Accordingly, if shareholders approve this proposal, we may sell such shares of our common stock in any manner that we choose without receiving further shareholder approval, subject to the limitations set forth above (including the maximum number of shares to be sold, the maximum number of warrants to be issued, the price at which shares will be sold and the exercise price of warrants) and other restrictions imposed by AMEX listing requirements. Similarly, because we are not requesting shareholder approval of the rights offering to existing shareholders, we may conduct a rights offering to our existing shareholders even if we do not receive shareholder approval of this Proposal III.

Consequences if the Private Offering is Not Approved by the Shareholders

If the shareholders do not approve the sale of more than 20% of our outstanding shares of common stock in a non-public offering, it is unlikely that we will be able to raise sufficient capital by July 15, 2008 as required by the Cease and Desist Order that we have entered into with the Office of Thrift Supervision. In such event, the Cease and Desist Order would require us to enter into a definitive merger agreement with a merger partner by August 31, 2008, and there is no assurance that we would be successful in seeking a merger partner. In such event, the Office of Thrift Supervision may take steps to require Federal Trust Bank to liquidate or direct us to merge with another financial institution. Further, the Office of Thrift Supervision could place Federal Trust Bank into receivership with the Federal Deposit Insurance Corporation. In addition, in the short term, we may be required to seek alternative sources of capital and liquidity to satisfy our ongoing operations and we may not be able to obtain such alternative sources of capital and liquidity on commercially reasonable terms, if at all. If we were unable to generate additional capital and liquidity it would have a material adverse impact on our financial condition and would adversely affect the price of our common stock.

Additional Information

For additional information about our recent operating history, reference is made to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and to our consolidated financial statements, each of which are included in Amendment No. 1 to the Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2007, which document (excluding exhibits and certain other sections) accompanies this proxy statement.

Vote Requirement

The affirmative vote of holders of a majority of the votes cast at the annual meeting is required for approval of Proposal III, without regard to broker non-votes or proxies marked “Abstain.”.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ALLOW THE SALE OF SHARES OF COMMON STOCK AND THE ISSUANCE OF WARRANTS IN AN AMOUNT GREATER THAN 20% OF OUR OUTSTANDING SHARES OF COMMON STOCK IN A NON-PUBLIC OFFERING.

PROPOSAL IV - RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Audit Committee of the firm of Hacker, Johnson & Smith PA to serve as its independent registered public accounting firm for Federal Trust Corporation and its subsidiaries for the year ending December 31, 2008. The firm has served as the registered public accounting firm for Federal Trust Corporation since 2001. A representative of Hacker, Johnson & Smith PA will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders. Action by the shareholders is not required by our Bylaws or otherwise in the appointment of an independent registered public accounting firm, but their appointment is being submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in this important corporate decision. If the proposal approving Hacker, Johnson & Smith PA as Federal Trust Corporation’s independent registered public accounting firm is rejected by the shareholders, the Audit Committee will then reconsider its selection. Even if this Proposal IV is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Federal Trust Corporation and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF HACKER, JOHNSON & SMITH PA, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

PROPOSAL V

ADJOURNMENT OF ANNUAL MEETING

The Board of Directors seeks your approval to adjourn the Annual Meeting in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposals I, II, III or IV. In order to permit proxies that have been timely received to be voted for any adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2009 Annual Meeting, a shareholder’s proposal to take action at such meeting must be received at our main office at 312 West First Street, Suite 110, Sanford, Florida 32771, on or before January 8, 2009. Proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8 in order to be included in our proxy materials.

BYLAW PROVISIONS REGARDING ANNUAL SHAREHOLDERS’ MEETINGS

Our Bylaws contain two provisions relating to the business that may be properly brought before the Annual Meeting of Shareholders. The first provision requires that certain procedures be followed by a shareholder of record who wishes to present business, other than the nomination of candidates for election as directors, at the Annual Meeting. In order to present such business at the Annual Meeting, a shareholder must provide written notice of such business to our Corporate Secretary not less than 60 days prior to the date of the Annual Meeting; provided however, that in the event less than 40 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, the notice provided by the shareholder must be received no later than the close of business on the 10th day following the day on which the notice of the Annual Meeting was mailed or such public disclosure was made. The written notice must provide a brief description of the proposed business, the name and address of the shareholder providing the notice, as it appears on our books, the class and number of shares that are beneficially owned by the shareholder and any material interest that the shareholder has in the proposed business.

The second provision provides the procedure for shareholder nominations of directors. The shareholder must provide written notice to Federal Trust Corporation’s Corporate Secretary not more than 60 days prior to the date of the Annual Meeting and no less than the later of: (i) 10 days prior to the date of the meeting; or (ii) in the event that less than 40 days notice or prior disclosure of the date of the meeting, no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. The written notice must state all information as to each nominee required to be disclosed in solicitations of proxies for election of directors under the regulations of the Securities and Exchange Commission, including the written consent of each such nominee; and the nominating shareholder’s name and address as it appears on our books and the class and number of shares beneficially owned by the shareholder.

The Board of Directors is not required to nominate a person designated by a shareholder, or to take up such other business as may be contained in a written notice from a shareholder; however, a shareholder’s compliance with these procedures would permit a shareholder to nominate the individual at the Annual Meeting, and any shareholder may vote his or her shares in person or by proxy for any individual that the shareholder desires. The procedures relating to nominating directors and presenting other business at the Annual Meeting may only be used by a shareholder who is a shareholder of record at the time of the giving of the notice. These procedures do not prohibit or apply to shareholder proposals under Securities and Exchange Commission Rule 14a-8 and as described in the section entitled “Shareholder Proposals.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors, and any person who beneficially owns more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports, Director Cox filed two late Forms 4, each to report one transaction, and Directors Reinhold and Webb, President and Chief Executive Officer Ward and Federal Trust Bank Executive Vice President/Retail Banking Brodnax each filed one late Form 4 to report one transaction. We believe that no other officer, director or 10% beneficial owner failed to file such ownership reports on a timely basis for the year ended December 31, 2007.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

We have established a process to facilitate written communications by the shareholders or interested parties to the Board of Directors. Persons wishing to communicate with the Board of Directors or a specific director or committee of the Board of Directors should send correspondence to: Chairman of the Board, Federal Trust Corporation, 312 West First Street, Sanford, Florida 32771. All appropriately designated communications received from shareholders or other interested parties will be forwarded to the applicable director or committee of the Board of Directors. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee Chairman.

AVAILABILITY OF OTHER INFORMATION

Accompanying this Proxy Statement is our 2007 Annual Report, which includes our audited financial statements. Additional copies of the Annual Report or the portion of Amendment No. 1 to our Annual Report on Form 10-K/A included with the Annual Report are available to shareholders at no charge. Any shareholder who would like an additional copy may contact:

Federal Trust Corporation

312 West First Street

Sanford, Florida 32771

Attention: Marcia Zdanys, Corporate Secretary

(407) 323-1833 – telephone number

We currently file periodic reports (including Forms 10-K and 10-Q) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 100 F Street, NE, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Information filed by Federal Trust Corporation is also available for review on this website at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The following information from Amendment No. 1 to our Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2007 (Securities and Exchange Commission File Number 001-31724, filed on April 19, 2008) is incorporated by reference into this Proxy Statement.

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 8. Financial Statements and Supplementary Data.

This information shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. Unless otherwise stated in this Proxy Statement, no other portions of Amendment No. 1 to our Annual Report on Form 10-K/A are incorporated by reference into this Proxy Statement.

FEDERAL TRUST CORPORATION

May 13, 2008

Appendix A

Form of

Articles of Amendment

to

Articles of Incorporation

of

Federal Trust Corporation

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted:

Article III-Capital Stock

The maximum number of shares which this Corporation is authorized to have outstanding at any time is 65,000,000 shares, all of which shall be shares of common stock having a par value of $0.01 per share (the “Common Stock”). All such shares shall be identical with every other in every respect and the holders of such shares shall be entitled to one vote for each share on all matters on which stockholders have the right to vote.

FEDERAL TRUST CORPORATION – REVOCABLE PROXY

2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is being solicited on behalf of the Board of Directors.

The undersigned hereby appoints each member of the Board of Directors, with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of Federal Trust Corporation common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Orlando Marriott Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, on June 16, 2008, at 10:00 a.m., and at any and all adjournments.

The undersigned may revoke this Proxy at any time before it is voted by either delivering a written notice of revocation or duly executed Proxy bearing a later date to Federal Trust Corporation or by attending the Annual Meeting and voting in person.

INSTRUCTION: Indicate your voting instructions by marking the appropriate boxes.

PROPOSAL 1: The election of two Class III directors.	FOR	WITHHOLD AUTHORITY	FOR ALL EXCEPT

	☐	☐	☐

INSTRUCTION. To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

PROPOSAL 2: The approval of an amendment to our Restated Articles of Incorporation to increase the number of shares of authorized capital stock to 65,000,000 shares of common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: The approval of an issuance of shares and warrants in a non-public offering in an amount in excess of 20% of our current outstanding shares of common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4: The ratification of Hacker, Johnson & Smith, P.A., as our independent registered public accounting firm for 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 5: The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve any of Proposals 1 or 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxy holders are authorized to transact and to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof unless indicated otherwise by marking this box. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.  ☐

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.  è  ☐

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the proposals listed.

X
	Signature	Date
[Label]
X
	Signature if held jointly	Date

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person. The undersigned acknowledges receipt from Federal Trust Corporation, prior to the execution of this Proxy, of a Notice of the Annual Meeting, a Proxy Statement, and the 2007 Annual Report.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.